SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  -------------


                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1
                                       to
                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                 Amplidyne Inc.
                                 --------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)




                                    032103103
                                 --------------
                                 (CUSIP Number)


                             As of December 31, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 45769F102                                          Page 2 of 6 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Joseph Giamanco
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


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4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
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       NUMBER            5)    SOLE VOTING POWER
       OF
       SHARES                  565,224
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY         6)     SHARED VOTING POWER
       EACH
       REPORTING               None
       PERSON           --------------------------------------------------------
       WITH             7)     SOLE DISPOSITIVE POWER

                               565,224
                        --------------------------------------------------------
                        8)     SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       565,224
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Amplidyne Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

59 LaGrange Street
Raritan, New Jersey 08869

Item 2(a).  Name of Person Filing:

Joseph Giamanco

Item 2(b).  Address of Principal Business Office or, if None, Residence:

c/o G.H.M., Inc.
74 Trinity Place
New York, NY 10006

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

032103103

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15
                      U.S.C. 78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of
                      the Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance withss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance
                      withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      withss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined inss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)    Amount beneficially owned:  565,224

            (b)    Percent of class:  7.6%

            (c)    Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  565,224

                  (ii)  Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition
                        of:  565,224

                  (iv) Shared power to dispose or to direct the disposition of: None

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.           Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                    February 2, 2001
                                    ---------------------------------------
                                    Date


                                    /s/ Joseph Giamanco
                                    ------------------------------------------
                                    Joseph Giamanco